EXHIBIT 11(a)
                               -------------

                              GROSSMAN'S INC.

                     COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share data)

                              THREE MONTHS ENDED       NINE MONTHS ENDED
                                 SEPTEMBER 30,           SEPTEMBER 30,
                              --------------------    --------------------
                                1994        1993        1994        1993
                                ----        ----        ----        ----
Net income (loss) for
primary and fully diluted
earnings per share            $   505    $(65,620)    $  (868)   $(68,111)
                              ========   =========    =========  =========

Weighted average number
  of shares outstanding        25,759      25,677       25,748     25,655

Net effect of dilutive
  stock options                    64          -           -           -
                             ---------   ---------    ---------  ---------

Total weighted average
  shares outstanding and
  common stock equivalents
  used in primary
  calculation of earnings
  per share                    25,823      25,677       25,748     25,655

Additional dilution from
  stock options                    76          -           -           -
                              --------    ---------   ---------  ---------

Total weighted average
  shares outstanding and
  common stock equivalents
  used in fully diluted
  calculation of earnings
  per share                    25,899      25,677       25,748     25,655
                              ========   =========    =========  =========


Primary earnings (loss)
  per share                     $0.02      $(2.56)     $(0.03)     $(2.65)
                              ========   =========    =========  =========

Fully diluted earnings
  (loss) per share              $0.02      $(2.56)     $(0.03)     $(2.65)
                              ========   =========    =========  =========
